Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 19, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.036474 per unit, payable on July 14, 2015, to unit holders of record on June 30, 2015.

This month’s distribution increased from the previous month due to increased pricing for oil and increased of both pricing and production for gas but offset by a negative deficit carried over from the previous months’ of payment of capital expenditures on the Waddell Ranch.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 72,877 barrels of oil and 533,957 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 6,379 barrels of oil and 77,585 Mcf of gas. The average price for oil was $50.24 per bbl and for gas was $2.13 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,800,972. Deducted from these would be the Lease Operating Expense (LOE) $1,804,492, taxes of $408,406 and Capital Expenditures (CAPEX) of $631,829 resulting in a Net Profit of $1,956,605 for the month of May. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in net contribution by the Waddell Ranch Properties of $1,467,454 to this month’s distribution. This amount will be offset by the forwarding negative NPI deficit of $1,069,300 carryover from previous periods resulting in a net of $398,154 contribution from the Waddell Ranch Properties to this month’s distribution.

During April 2015, two of the 2015 workover wells were completed and producing. The drill wells for the 2015 program will not take place until approximately June 2015.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be 10 vertical wells, 2 horizontal wells, 10 recompletions, and various facilities projects. The workover/recompletions have started and will last through the year with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year. The results of the 2014 budget are discussed more fully in the Form 10-K filing for December 31, 2014

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)	Gas(Mcf)	Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	72,877	533,957	6,379	77,585	$50.24	$2.13	**
Texas Royalty Prop	30,170	37,971	28,662	36,075	$50.24	$5.33	**

Prior Month
Waddell Ranch	80,318	469,526	(22,324)	(77,129)	$43.69	$1.88	**
Texas Royalty Prop	27,934	33,361	26,537	31,693	$44.29	$4.52	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 30,170 barrels of oil and 37,971 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 28,662 barrels of oil and 36,075 Mcf of gas. The average price for oil was $50.24 per bbl and for gas was $5.33 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,717,977. Deducted from these would be taxes of $210,529 resulting in a Net Profit of $1,507,448 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,432,076 to this month’s distribution.

General and Administrative Expenses deducted for the month were $130,185 resulting in a distribution of $1,700,049 to 46,608,796 units outstanding, or $.036474 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper Senior Vice President Southwest Bank, Trustee Toll Free – 1.855.588.7839